Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 24, 2011, relating to the consolidated financial statements and the related financial statement schedule of iSoftStone Holdings Limited, its subsidiaries and its variable interest entity, appearing in the Annual Report on Form 20-F of iSoftStone Holdings Limited for the year ended December 31, 2010.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

February 24, 2012